Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of B/E Aerospace, Inc., and the effectiveness of B/E Aerospace, Inc.’s internal control over financial reporting dated February 21, 2013, appearing in the Annual Report on Form 10-K of B/E Aerospace, Inc. for the year ended December 31, 2012 and our report dated June 27, 2013 appearing in the Annual Report on Form 11-K of B/E Aerospace, Inc. 1994 Employee Stock Purchase Plan for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Boca Raton, Florida
October 30, 2013